Exhibit 99.1
BIOCRYST PHARMACEUTICALS ANNOUNCES APPOINTMENT OF
THOMAS STAAB AS ITS NEXT CHIEF FINANCIAL OFFICER
Research Triangle Park, North Carolina — May 25, 2011 — BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced the appointment of Mr. Thomas R. Staab, II as BioCryst’s new Chief Financial Officer, effective July 1, 2011, and that Mr. Stuart R. Grant, BioCryst’s current CFO, has agreed to extend his employment with the Company an additional month to June 30, 2011.
“On behalf of BioCryst’s employees and Board of Directors, I wish to thank Stuart Grant for his four years of dedicated leadership, unwavering financial discipline and his commitment to a smooth transition of the financial reins of the company,” said Jon P. Stonehouse, President and Chief Executive Officer, BioCryst Pharmaceuticals. “Tom Staab brings nearly twenty years of finance and biotech accomplishments to BioCryst. We expect his experience and reputation in the industry to enable us to sustain our solid financial footing and to help us achieve our goal of building an enduring, successful biopharmaceutical company.”
Mr. Staab is a highly qualified pharmaceutical executive who over the last decade has served as Chief Financial and Accounting Officer of two growing NASDAQ-listed companies. He brings strong skills and experience in the financial stewardship of publically-traded companies, development and commercialization of pharmaceutical products and raising funds through strategic partnerships, equity and debt financings.
Most recently, Mr. Staab served as Executive Vice President, CFO and Treasurer of Inspire Pharmaceuticals from May 2003 through its $430 million acquisition by Merck & Co., Inc. in May 2011. Prior to joining Inspire, he held senior financial positions of Acting CFO and Treasurer at Triangle Pharmaceuticals, Inc., through its $465 million acquisition by Gilead Sciences, Inc. in 2003. Before joining Triangle, Mr. Staab spent eight years working for PricewaterhouseCoopers LLP providing audit and business advisory services to national and multi-national corporations in the biotechnology, pharmaceutical, pulp and paper and communications industries. Tom currently serves on the Board of the North Carolina Biosciences Organization and is a member of its Audit Committee, and he has been received awards for his contribution and leadership to other organizations. He is a Certified Public Accountant and received a B.S. in Business Administration and a Masters of Accounting from the University of North Carolina at Chapel Hill.
“I am excited about the opportunity to work with the entire BioCryst team and to continue to build the company towards sustainability,” said Mr. Staab. “I feel privileged to be given the opportunity to join BioCryst at such an exciting stage in its corporate development.”

About BioCryst Pharmaceuticals
BioCryst Pharmaceuticals designs, optimizes and develops novel small-molecule pharmaceuticals that block key enzymes involved in infectious diseases, inflammatory diseases and cancer. BioCryst currently has three novel late-stage compounds in development: peramivir, a neuraminidase inhibitor for the treatment of influenza, BCX4208, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout, and forodesine, an orally-available PNP inhibitor for hematological malignancies. Utilizing crystallography and structure-based drug design, BioCryst continues to discover additional compounds and to progress others through pre-clinical and early development to address the unmet medical needs of patients and physicians. For more information, please visit the Company’s website at www.biocryst.com.
This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.
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BCRXW
CONTACT:  Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910